Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Trailer Bridge, Inc.

Jacksonville, FL

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 2005 relating to the financial statements and schedule of Trailer Bridge, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP

Miami, FL

April 22, 2005